FOR RELEASE: Monday, May 1, 2023 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2023 was $563,000, or $0.26 per basic and $0.25 per diluted share, compared to $2.2 million, or $1.12 per basic and $1.05 per diluted share for the same period in 2022.

Robert T. Strong, President and Chief Executive Officer stated, “I am pleased, as always, to present the earnings release for the first quarter of 2023. Despite the recent challenges in the banking sector, we have reported net income of $563,000 for the quarter ended March 31, 2023. This amount, although positive, is a significant reduction to that reported in the same period of one year ago.”

Mr. Strong added, “As a result of the rapid rise in interest rates over a relatively short period, we have experienced rapid margin compression. As these interest rate increases begin to subside, we expect our loan portfolio yields, over time, should continue to adjust. The margin compression should then begin to subside. The rapid rate increases have also negatively affected the mortgage market and consequently, the real estate market. Both have significantly affected our normally high performance in the fee income arena. In an effort to offset these market inequities, as previously reported, we are considering a realignment of certain of our subsidiary companies to bring about a more efficient performance.”

Mr. Strong continued, “Liquidity markets have been affected significantly by the Federal Reserve Bank rate increases along with adjustments to their balance sheet. We have, however, during this reporting period increased our deposits and more significantly, been able to increase non-interest-bearing deposits by $6.5 million. We have managed liquidity while not increasing borrowings. Additionally, our net loans receivable increased by $11.0 million.”

Mr. Strong commented, “One additional note, in closing, our asset quality continues to improve with non-performing loans as a percent of total loans receivable, net declining to 0.25%; non-performing assets as a percent of total assets declining to 0.19% and our Texas Ratio declining to 2.73%.”

Mr. Strong concluded, “As reported previously, our planned capital increase has reached 83% of our goal with net capital improving by $13.7 million during this first quarter of 2023. As a result of the first quarter performance, the Board of Directors, as recently announced, declared a dividend for the first quarter of $0.13 per share payable on May 8, 2023, to the shareholders of record at the close of business on April 24, 2023. As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $2.3 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. The financial results that follow include Quaint Oak Bank’s investment in Oakmont. Quaint Oak Bank reflects the 49% interest it does not hold in Oakmont in its consolidated financial statements as noncontrolling interest.

Net income amounted to $563,000 for the three months ended March 31, 2023, a decrease of $1.7 million, or 75.0%, compared to net income of $2.2 million for the three months ended March 31, 2022. The decrease in net income on a comparative quarterly basis was primarily the result of a decrease in non-interest income of $2.1 million, an increase in non-interest expense of $1.6 million, and a decrease in net interest income of $169,000, partially offset by a decrease in net income attributable to noncontrolling interest of $1.1 million, a decrease in the provision for income taxes of $643,000, and a decrease in the provision for credit losses of $468,000.

The $169,000, or 3.1%, decrease in net interest income for the three months ended March 31, 2023 over the comparable period in 2022 was driven by a $4.6 million, or 514.8%, increase in interest expense, partially offset by a $4.4 million, or 69.7%, increase in interest income.

The $4.6 million, or 514.8%, increase in interest expense for the three months ended March 31, 2023 over the comparable period in 2022 was primarily attributable to a 321 basis point increase in the rate on average money market accounts which increased from 0.41% at March 31, 2022 to 3.62% at March 31, 2023 and had the effect of increasing interest expense by $2.0 million. Also contributing to the increase in interest expense is a 461 basis point increase in the rate on average FHLB short-term borrowings which increased from 0.25% at March 31, 2022 to 4.86% at March 31, 2023 and had the effect of increasing interest expense by $1.2 million. Also contributing to the increase in interest expense was a 148 basis point increase in average rate of certificates of deposit, which increased from 0.90% for the three months ended March 31, 2022 to 2.38% for the three months ended March 31, 2023, and had the effect of increasing interest expense by $774,000. The average interest rate spread decreased from 4.00% for the three months ended March 31, 2022 to 2.10% for the three months ended March 31, 2023 while the net interest margin decreased from 4.15% for the three months ended March 31, 2022 to 2.72% for the three months ended March 31, 2023.

The $4.4 million, or 69.7%, increase in interest income was primarily due to a $235.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $528.3 million for the three months ended March 31, 2022 to an average balance of $763.4 million for the three months ended March 31, 2023, and had the effect of increasing interest income $2.9 million. Also contributing to the increase in interest income was a 58 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.97% for the three months ended March 31, 2022 to 5.55% for the three months ended March 31, 2023, and had the effect of increasing interest income $1.1 million.

The $468,000, or 68.9%, decrease in the provision for credit losses for the three months ended March 31, 2023 over the three months ended March 31, 2022 was primarily due to the implementation of ASU 2016-13, Financial Instruments – Credit Losses, which became effective for the Company January 1, 2023. More specifically, under the Company’s current Allowance for Credit Losses accounting model, certain qualitative factors used prior to the adoption of ASU 2016-13 were evaluated and adjusted in accordance with the model criteria and the general reserve which was used in the past to cover uncertainties that could affect management’s estimate of probable losses primarily associated with COVID-19 pandemic was eliminated.

The $2.1 million, or 38.6%, decrease in non-interest income for the three months ended March 31, 2023 over the comparable period in 2022 was primarily attributable to a $3.3 million, or 79.1%, decrease in net gain on loans held for sale, as the general lack of liquidity in the marketplace affected our ability to sell equipment loans during the quarter ended March 31, 2023. Also contributing to the decrease in non-interest income was an $83,000, or 62.4%, decrease in gain on sale of SBA loans, and a $37,000, or 60.7%, decrease in real estate sales commissions, net. These decreases were partially offset by a $1.1 million, or 644.8%, increase in loan servicing income, a $169,000, or 26.5%, increase in mortgage banking, equipment lending, and title abstract fees, a $65,000, or 39.2%, increase in other fees and service charges, and a $20,000, or 17.2%, increase in insurance commissions.

The $1.6 million, or 26.3%, increase in non-interest expense for the three months ended March 31, 2023 over the comparable period in 2022 was primarily due to a $751,000, or 16.4%, increase in salaries and employee benefits expense, a $518,000, or 134.9%, increase in other expense, a $116,000, or 100.0%, increase in FDIC deposit insurance assessment, a $107,000, or 25.5%, increase in occupancy and equipment expense, a $91,000, or 43.8%, increase in advertising expense, a $34,000, or 47.9%, increase in director’s fees and expenses, and a $20,000, or 10.2%, increase in data processing expense. The increase in salaries and employee benefits expense is primarily due to expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the three months ended March 31, 2023 also contributed to the increases in occupancy and equipment expense, professional fees, advertising expense, and other expense. The increase in non-interest expense was partially offset by a $9,000, or 4.9% decrease in professional fees.

The provision for income tax decreased $643,000, or 74.7%, from $861,000 for the three months ended March 31, 2022 to $218,000 for the three months ended March 31, 2023 due primarily to the decrease in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at March 31, 2023 were $811.6 million, an increase of $19.3 million, or 2.4%, from $792.4 million at December 31, 2022. This growth in total assets was primarily due to an $11.0 million, or 1.8%, increase in loans receivable, net, and an $8.0 million, or 6.0%, increase in loans held for sale. The largest increases within the loan portfolio occurred in construction loans which increased $10.3 million, or 35.5%, commercial real estate loans which increased $5.7 million, or 1.7%, multi-family residential loans which increased $722,000, or 1.5%, home equity loans which increased $404,000, or 8.2%, and other consumer loans which increased $12,000, or 528.2%. Partially offsetting these increases was a $5.2 million, or 3.3% decrease in commercial business loans, and a $1.1 million, or 2.9%, decrease in one-to-four family non-owner occupied loans.

Loans held for sale increased $8.0 million, or 6.0%, from $133.2 million at December 31, 2022 to $141.2 million at March 31, 2023 as the Bank originated $113.8 million in equipment loans held for sale and sold $106.4 million of equipment loans during the three months ended March 31, 2023. Partially offsetting the increase in loans held for sale is $18.5 million of loan amortization and prepayments. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $15.4 million of one-to-four family residential loans during the three months ended March 31, 2023 and sold $14.7 million of loans in the secondary market during this same period.

Total deposits increased $5.2 million, or 1.0%, to $554.4 million at March 31, 2023 from $549.2 million at December 31, 2022. This increase in deposits was primarily attributable to an increase of $16.7 million, or 8.5%, in certificates of deposit, and an increase of $6.5 million, or 7.3%, in non-interest bearing checking accounts. The increase in total deposits was partially offset by a decrease of $18.0 million, or 6.9%, decrease in money market accounts, and a $61,000, or 3.8%, decrease in savings accounts.

Federal Home Loan Bank (FHLB) borrowings totaled $159.2 million at March 31, 2023 and December 31, 2022. During the three months ended March 31, 2023, the Company borrowed $33.5 million of FHLB short-term borrowings and paid down $13.5 million of FHLB short-term borrowings and $20.0 million of FHLB long-term borrowings. Federal Reserve Bank (FRB) borrowings decreased $7.0 million, or 100.0%, to none at March 31, 2023 as the Company paid down the $7.0 million of FRB borrowings. Other borrowings increased $5.6 million, or 102.5%, to $11.1 million at March 31, 2023 from $5.5 million at December 31, 2022.

Subordinated debt, net of unamortized debt issuance costs, increased $13.8 million, or 172.9%, to $21.7 million at March 31, 2023 from $8.0 million at December 31, 2022 as the Company completed a private offering of $12.0 million in aggregate principal amount of fixed rate subordinated notes to certain qualified institutional buyers on March 2, 2023. On March 16, 2023 the Company completed an additional private offering of $2.0 million in aggregate principal amount of fixed rate subordinated notes to certain accredited investors. The subordinated notes from both offerings are due March 15, 2025. The Company intends to use the net proceeds of the offerings for general corporate purposes.

         Total stockholders’ equity increased $339,000, or 0.7%, to $49.4 million at March 31, 2023 from $49.1 million at December 31, 2022. Contributing to the increase was net income for the three months ended March 31, 2023 of $563,000, the reissuance of treasury stock for exercised stock options of $121,000, amortization of stock awards and options under our stock compensation plans of $42,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $40,000, and other comprehensive income, net of $10,000. These increases were partially offset by dividends paid of $283,000, net loss attributable to noncontrolling interest of $114,000, and noncontrolling interest distribution of $40,000.

Non-performing loans at March 31, 2023 consisted of one loan on non-accrual status in the amount of $1.6 million. The non-performing loan at March 31, 2023 is generally well-collateralized or adequately reserved for. During the quarter ended March 31, 2023, one commercial business loan and one commercial real estate loan totaling $231,000 that were previously on non-accrual were charged-off through the allowance for credit losses. The allowance for credit losses as a percent of total loans receivable, net was 1.20% at March 31, 2023 and 1.22% at December 31, 2022. Non-performing assets amounted to $1.6 million, or 0.19 % of total assets at March 31, 2023 compared to $2.0 million, or 0.25%, of total net assets at December 31, 2022.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include, Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations with the exception of Quaint Oak Real Estate, LLC, which operates solely in Pennsylvania. Quaint Oak Bank also has a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31,	At December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$3,874	$3,893
Investment in interest-earning time deposits	2,662	3,833
Investment securities available for sale at fair value	2,836	2,970
Loans held for sale	141,206	133,222
Loans receivable, net of allowance for credit losses (2023: $7,658; 2022: $7,678)	632,826	621,864
Accrued interest receivable	3,540	3,462
Investment in Federal Home Loan Bank stock, at cost	6,741	6,601
Bank-owned life insurance	4,250	4,226
Premises and equipment, net	2,787	2,775
Goodwill	2,573	2,573
Other intangible, net of accumulated amortization	162	174
Prepaid expenses and other assets	8,143	6,757
Total Assets	$811,600	$792,350

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$95,214	$88,728
Interest-bearing	459,230	460,520
Total deposits	554,444	549,248
Federal Home Loan Bank short-term borrowings	113,200	93,200
Federal Home Loan Bank long-term borrowings	46,022	66,022
Federal Reserve Bank borrowings	-	7,000
Other short-term borrowings	11,117	5,489
Subordinated debt	21,739	7,966
Accrued interest payable	763	584
Advances from borrowers for taxes and insurance	3,196	4,186
Accrued expenses and other liabilities	11,698	9,573
Total Liabilities	762,179	743,268
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	45,286	44,793
Noncontrolling Interest	4,135	4,289
Total Stockholders’ Equity	49,421	49,082
Total Liabilities and Stockholders’ Equity	$811,600	$792,350

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended March 31,
	2023	2022
	(Unaudited)
Interest Income
Interest on loans, including fees	$10,594	$6,301
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	224	73
Total Interest Income	10,818	6,374
Interest Expense
Interest on deposits	3,510	620
Interest on Federal Home Loan Bank short-term borrowings	1,300	22
Interest on Federal Home Loan Bank long-term borrowings	277	112
Interest on Federal Reserve Bank borrowings	10	3
Interest on subordinated debt	216	130
Interest on other short-term borrowings	196	9
Total Interest Expense	5,509	896

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share and per share data)

	For the Three Months Ended March 31,
	2023	2022
	(Unaudited)
Net Interest Income	$5,309	$5,478
Provision for Credit Losses	211	679
Net Interest Income after Provision for Loan Losses	5,098	4,799

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	806	637
Real estate sales commissions, net	24	61
Insurance commissions	136	116
Other fees and services charges	231	166
Net loan servicing income	1,229	165
Income from bank-owned life insurance	24	21
Net gain on loans held for sale	880	4,210
Gain on the sale of SBA loans	50	133
Total Non-Interest Income	3,380	5,509

Non-Interest Expense
Salaries and employee benefits	5,342	4,591
Directors' fees and expenses	105	71
Occupancy and equipment	527	420
Data processing	217	197
Professional fees	175	184
FDIC deposit insurance assessment	232	116
Advertising	299	208
Amortization of other intangible	12	12
Other	902	384
Total Non-Interest Expense	7,811	6,183
Income before Income Taxes	$667	$4,125
Income Taxes	218	861
Net Income	$449	$3,264
Net (Loss) Income Attributable to Noncontrolling Interest	$(114)	$1,016
Net Income Attributable to Quaint Oak Bancorp, Inc.	$563	$2,248

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.26	$1.12
Average shares outstanding – basic	2,182,597	2,013,638
Earnings per share – diluted	$0.25	$1.05
Average shares outstanding - diluted	2,272,530	2,137,122
Book value per share, end of period	$20.66	$18.32
Shares outstanding, end of period	2,192,432	2,016,517

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.53%	4.79%
Average rate on interest-bearing liabilities	3.43%	0.79%
Average interest rate spread	2.10%	4.00%
Net interest margin	2.72%	4.15%
Average interest-earning assets to average interest-bearing liabilities	121.69%	122.17%
Efficiency ratio	76.76%	59.97%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.25%	0.40%
Non-performing assets as a percent of total assets	0.19%	0.30%
Allowance for credit losses as a percent of non-performing loans	485.70%	343.08%
Allowance for credit losses as a percent of total loans receivable, net	1.20%	1.34%
Texas Ratio (2)	2.73%	3.45%

  (1) Asset quality ratios are end of period ratios.

  (2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.